Exhibit 99.e(2)
FIRST AMENDMENT TO
BROADMARK FUNDS DISTRIBUTION AGREEMENT

This First Amendment (the "Amendment") to the Broadmark Funds Distribution Agreement (the "Agreement") dated as of December 28, 2012, as amended from time to time, by and between Broadmark Funds, a Delaware statutory trust (the "Trust") and Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor") is entered into as of April 18, 2013 (the "Effective Date").

WHEREAS, the Trust and Distributor desire to update Exhibit A of the Agreement to add the Broadmark Tactical Fund; and

WHEREAS, pursuant to Section 16 of the Agreement all amendments are required to be in writing and signed by the parties;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

II.	Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

III.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

BROADMARK FUNDS		FORESIDE FUND SERVICES, LLC

By:	/s/ Christopher J. Guptill	By:	/s/ Mark Fairbanks
Christopher J. Guptill		Mark Fairbanks
President		President

Appendix A

EXHIBIT A

Effective Date: April 18, 2013

Broadmark Tactical Plus Fund
Broadmark Tactical Fund